UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐
Check the appropriate box:
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☒	Definitive Proxy Ptatement
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☐	Soliciting Material under Rule 14a-12

THE HARTCOURT COMPANIES, INC.
(Name of Registrant as Specified in Its Charter)

______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE HARTCOURT COMPANIES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SATURDAY, APRIL 19 , 2008
10:00 A.M. CHINA STANDARD TIME

Dear Shareholder:

You are invited to attend the Annual Meeting of the Shareholders of The Hartcourt Companies, Inc. (the “Company”), which will be held on Saturday, April 19, 2008, at 10:00 a.m. at our office Room 706, Silver Tower, No.933, Zhongshanxi Road, Shanghai, China for the following purposes:

1.	To elect four directors; and

2.	To approve the sale of our 51% equity interest in Shanghai Huaqing Corporation Development Ltd. (“Shanghai Huaqing”);

3.	To transact such other business as may properly come before the meeting.

The foregoing business items are more fully described in the attached Proxy Statement. Shareholders of record at the close of business on March 19, 2008 are entitled to notice of, and to vote at, this meeting and any adjournment thereof. It is important that your shares be represented and voted at the meeting whether or not you plan to attend.  Therefore, if you will not be attending the meeting in person, we request you submit your proxy as promptly as possible. You may be eligible to vote your shares in a number of ways. You may mark your votes, date, sign and return the Proxy in the envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person, even if he, she or it has already returned a Proxy.

By order of the Board of Directors, Billy Y. N. Wang Chairman

Shanghai, China
March 19, 2008

IMPORTANT: Whether or not you plan to attend the Annual Meeting, you are requested to promptly complete, sign, date, and return the enclosed Proxy in the envelope provided.

THE HARTCOURT COMPANIES, INC.
Room 706, Silver Tower, No.933, Zhongshanxi Road, Shanghai, China
Tel: (86 21) 51113716, Fax: (86 21) 51113719
http://www.hartcourt.com/

__________________

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF SHAREHOLDERS
__________________

The accompanying proxy is solicited by the Board of Directors on behalf of The Hartcourt Companies, Inc., a Utah corporation, for use at the Annual Meeting of Shareholders to be held on Saturday, April 19, 2008 at 10:00 a.m. China time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This meeting will be held at our office Room 706, Silver Tower, No.933, Zhongshanxi Road, Shanghai, China. The date of this Proxy Statement is March 19, 2008, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders entitled to vote at the Annual Meeting.

GENERAL

Annual Report

An annual report, filed on Form 10-K, for the fiscal year ended May 31, 2007, is enclosed with this Proxy Statement.

Voting Securities

Only shareholders of record as of the close of business on March 19, 2008 will be entitled to vote at the meeting and any adjournment thereof. We refer to this date as the “Record Date.” As of March 19, 2008, there were 205,761,854 shares of our common stock issued and outstanding, and common stock was the only class of voting securities outstanding. Shareholders may vote in person or by proxy. Each holder of common stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. A majority of all the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the purpose of transacting business at the meeting.

Solicitation of Proxies

We will bear the cost of soliciting proxies. We will solicit shareholders by mail through our regular employees, and we will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. In addition, we may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Householding

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission. Under this practice, shareholders who have the same address and last name will receive only one copy of the Company’s proxy materials unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate copy of these materials and/or future proxy materials, please send your request to: The Hartcourt Companies, Inc., Room 706, Silver Tower, No.933, Zhongshanxi Road, Shanghai, China, Attn: Secretary, tel (8621)51113716. You may also contact the Company if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Voting of Proxies

All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted (i) in favor of each of the nominees for director named herein, (ii) to approve the sale of the Company’s 51% equity interest in Shanghai Huaqing Corporation Development Ltd., (iii) in accordance with the recommendation of our board of directors, or, if no recommendation is given, in the discretion of the proxy holders, on any business that may properly come before the meeting or any adjournment or adjournments thereof.  We are not aware of any such additional proposals as of the date of this document.

Revocability of Proxies

Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

1.
Filing a written notice of revocation with the Secretary of Hartcourt, c/o Davis Wright Tremaine LLP, c/o: The Hartcourt Companies, Inc., 505 Montgomery Street, Suite 800, San Francisco CA 94111, Attn: Tom Cervantez;

2.
Filing with the Secretary of Hartcourt, c/o Davis Wright Tremaine LLP, c/o: The Hartcourt Companies, Inc., 505 Montgomery Street, Suite 800, San Francisco CA 94111, Attn: Tom Cervantez a properly executed proxy showing a later date; or

3.	Attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “WITHHELD FROM,” “ABSTAIN,” or “AGAINST” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Under the rules that govern brokers who have ownership of record of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of Votes Cast for or against a proposal.

Deadline for Receipt of Shareholder Proposals

Requirements for Shareholder Proposals to be Considered for Inclusion in our 2009 Proxy Materials. Shareholders may submit proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to our Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), some shareholder proposals may be eligible for inclusion in our 2009 Proxy Statement. Any such shareholder proposals must be submitted in writing to The Hartcourt Companies, Inc., Attn: Secretary, Room 706, Silver Tower, No.933, Zhongshanxi Road, Shanghai, China, no later than July 30, 2008 or the date which is 120 calendar days prior to the anniversary of the mailing date of this Proxy Statement. Shareholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a shareholder proposal does not guarantee that it will be included in our 2009 Proxy Statement.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting. The rules of the SEC also establish a deadline for submission of shareholder proposals that are not intended to be included in our Proxy Statement with respect to discretionary voting. The discretionary vote deadline for the 2009 Annual Meeting is January 30, 2009, or the date which is 45 calendar days prior to the anniversary of the mailing date of this Proxy Statement. If a shareholder gives notice of such a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the Annual Meeting.

MANAGEMENT INFORMATION
Executive Officers

Name	Age	Position	Date Held
Victor Zhou	37	Director Acting Chief Executive Officer Chief Executive Officer	Since December 20, 2004 June 1, 2006 – Aug 31, 2006 Since Sept 1, 2006
Yungeng Hu	41	Director Chief Financial Officer & President	Since July 4, 2006 Since June 1, 2006

Executive Officers

VICTOR ZHOU, became our Chief Executive Officer on June 1, 2006. Prior to joining Hartcourt, he was Chairman of Shanghai Hai Ji Investment Development Co., engaging in venture capital investment in China, where he was responsible for successful investments in several real estate projects and the restructuring of bad debts of several national commercial banks. Prior to that, Mr. Zhou severed as general manager of Assets Management Dept. of Huatai Securities. Mr. Zhou received his BA in Economics from Hunan University and EMBA from China Europe International Business School.

YUNGENG HU, became our Chief Financial Officer & President effective on June 1, 2006. Prior to joining Hartcourt, Mr. Hu served as a Managing Director of Investment Banking at CLSA Limited, bringing his substantial experience to the firm’s China operations in the areas of equity capital markets and mergers and acquisitions. Prior to CLSA, Mr. Hu was the General Manager of Hangzhou Hyatt Hotel for two years. Mr. Hu holds an MBA from Helsinki School of Economics and a Ph.D. from New York University.

Board of Directors

During the year ended May 31, 2007, the Board held a total of nine meetings. Each of our directors has attended or participated in at least 75% of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served.  Our Board has three standing committees: the Compensation Committee, the Nomination Committee, and the Audit Committee.

Compensation Committee

Our Board of Directors adopted a written charter for the Compensation Committee in March 2004. The Compensation Committee’s function is to determine the appropriate policy for the Company’s executive pay and benefit programs, review the performance of the senior executive officers, and discharge the Board’s responsibilities relating to compensation of the Company’s executives. Additionally, our Compensation Committee reviews, makes recommendations, maintains, and implements options grants approved by the Board of Directors. During the year ended May 31, 2007, our Compensation Committee was composed of Dr. Billy Wang and Mr. Geoffrey Wei, each of whom is “independent” under applicable securities laws. During the year ended May 31, 2007, the Compensation Committee held one meeting jointly with Board meetings.

Nomination Committee

Our Board of Directors formed a Nomination Committee and adopted its written charter in March 2004. The Nomination Committee’s function is to assist the Board of Directors in fulfilling its responsibilities to shareholders to ensure that at all times the composition, structure, and operation of the Board is of the highest standard. During the year ended May 31, 2007, our Nomination Committee was composed of Mr. Geoffrey Wei and Mr. Wilson Li, each of whom is “independent” under applicable securities laws. During the year ended May 31, 2007, the Nomination Committee held one meeting jointly with Board meetings.

Policy for Director Recommendations and Nominations. The Nomination Committee considers candidates for Board membership suggested by members of our Board of Directors, management, and shareholders. It is the policy of the Nomination Committee to consider recommendations for candidates to our Board of Directors from shareholders who have submitted: the candidate’s name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and the Company within the last three years; and evidence of the nominating person’s ownership or beneficial ownership of the Company stock and amount of stock holdings. The Nomination Committee will consider persons recommended by our shareholders in the same manner as a nominee recommended by our Board of Directors, individual Board members, or management.

In addition, a shareholder may nominate a person directly for election to our Board of Directors at an annual meeting of our shareholders provided the shareholder meets the requirements set forth the rules and regulations of the Securities and Exchange Commission related to shareholder proposals. The process for properly submitting a shareholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting, is described above in the section entitled “Deadline for Receipt of Shareholder Proposals.”

Where the Nomination Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nomination Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management. In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nomination Committee considers a number of factors, including the following:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board; and

•	such factors as judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest.

In connection with its evaluation, the Nomination Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nomination Committee approves the nominees for election to our Board of Directors.

Audit Committee

The Company has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.  The Audit Committee oversees the accounting and financial reporting process and the external audit process of the Company and assists the Board of Directors in the oversight and monitoring of (i) the integrity of the financial statements of the Company, (ii) the internal accounting and financial controls of the Company, (iii) compliance with legal and regulatory requirements, and (iv) the qualifications, performance, and independence of the Company’s independent registered public accounting firm. In this capacity, the audit committee is responsible for appointing, approving the compensation of, and overseeing the work of the independent registered public accounting firm. In addition, the Audit Committee reviews and approves all work performed by the independent registered public accounting firm. The Audit Committee meets regularly with management and with our independent registered public accounting firm, which has access to the Audit Committee without the presence of management representatives.  Additionally, the Audit Committee periodically reviews the Company’s accounting policies, internal accounting and financial controls. Our Board of Directors adopted a written charter for the Audit Committee in March 2004. During the year ended May 31, 2007, our Audit Committee was composed of Mr. Wilson Li and Dr. Billy Wang. During the year ended May 31, 2007, the Audit Committee held four meetings jointly with Board meetings.  Our Board of Directors has determined that Mr. Wilson Li is an “audit committee financial expert,” as defined in the rules and regulations of the Securities and Exchange Commission. Our Board of Directors has determined that Mr. Wilson Li and Mr. Billy Wang are “independent,” pursuant to the listing requirements of The Nasdaq Stock Exchange. Mr. Wilson Li serves as chairman of our Audit Committee. For additional information regarding the Audit Committee, see “Audit Committee Report Year Ended May 31, 2007.” The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented) and has discussed the independent accountant’s independence. Based on the review and discussions with management, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Commission.

Audit and Related Fees

Under its charter the Audit Committee reviewed and pre-approved all audit and permissible non-audit services performed by Kabani & Company, Inc. as well as the fees charged by Kabani & Company, Inc. for such services. In its review of non-audit services, the Audit Committee considered whether the provision of such services was compatible with maintaining the independence of Kabani & Company, Inc.. The following table sets forth the aggregate fees billed by Kabani & Company, Inc. in connection with the following services for the fiscal year ended May 31, 2007 and for the fiscal year ended May 31, 2006:

	2007	2006
Audit Fees(1)	$80,000	$85,000
Audit-Related Fees(2)	-0-	125,000
Tax Fees(3)	-0-	-0-
All other fees(4)	-0-	-0-
Total fees	$80,000	$210,000

________________

(1)          This category includes fees billed for 2007 and 2006, respectively, for the audit of the annual financial statements included in our Annual Report on Form 10-K, review of the quarterly financial statements included in our quarterly reports on Form 10-Q, audit of our internal controls, issuance of consents and assistance with and review of documents filed with the SEC.

(2)          This category includes fees billed for 2007 and 2006, respectively, for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.” The audit-related fee for fiscal year 2006 represents the fees billed for the audit of our restated financial statements for years 2003, 2004 and the transition period ended May 31, 2005, as well as fees billed for the review of related filing documents.

(3) This category includes fees billed for 2007 and 2006, respectively, for professional services including assistance regarding federal, state and international tax compliance and related services.

(4) This category includes fees billed for 2007 and 2006, respectively, for special investigation services requested by the Board of Directors concerning management and accounting practices

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of Hartcourt’s financial accounting, reporting and controls. We also evaluate the performance and independence of Hartcourt’s independent registered public accounting firm. We operate under a written charter that both the Board and the Audit Committee have approved. We would like to remind our shareholders that we are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting.

Hartcourt’s management is responsible for the preparation, presentation and integrity of Hartcourt’s financial statements, including setting the accounting and financial reporting principles and designing Hartcourt’s system of the internal control over financial reporting. Hartcourt’s independent registered public accounting firm, Kabani & Company, Inc., is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the consolidated financial statements. We oversee these processes.

We reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2007 with management and the independent registered public accounting firm. The Audit Committee discussed with our independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380). In addition, the Audit Committee discussed with our independent registered public accounting firm their independence from the Company and our management, including the written disclosures and the letter submitted to the Audit Committee by our independent registered public accounting firm as required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No.1, “Independence Discussions with Audit Committees”).

Based upon the Audit Committee’s discussions with management and our independent registered public accounting firm and the Audit Committee’s review of the representations of management, the report of our independent registered public accounting firm, and the information referenced above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended May 31, 2007, for filing with the Securities and Exchange Commission.

We have selected Kabani & Company, Inc. as our independent registered public accounting firm for fiscal 2008.

Audit Committee

Wilson Li, Chairman
Billy Y.N. Wang

Shareholder Communications with Our Board Directors

Shareholders may communicate directly with our Board of Directors by writing to them: c/o The Hartcourt Companies, Inc., Room 706, Silver Tower, No.933 Zhongshanxi Road, Shanghai, China. Unless the communication is marked “confidential”, our Secretary will monitor these communications and provide appropriate summaries of all received messages to the chairperson of our Nomination Committee. Any shareholder communication marked “confidential” will be logged as “received,” but will not be reviewed by the Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nomination Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters directed directly to the Audit Committee, our Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company’s shareholder communications log.

Policy Regarding Board Attendance at the Annual Meeting

We encourage each of our directors to attend the annual meeting of shareholders. 3 of our 5 directors attended last year’s annual meeting of shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

Based solely on the Company’s review of such forms furnished to the Company and written representation from certain reporting persons, the Company believes that all such forms were properly and timely filed.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 19, 2008, information concerning:

•	Each person known to us to be the beneficial owner of more than five percent of our outstanding common stock,
•	Each named executive officer,
•	Each director, and
•	All current directors and executive officers as a group.

We calculated the percentages provided in the “Percent of Class” column based on a total of 205,761,854 shares of common stock outstanding as of March 19, 2008. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 19, 2008 are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the number of shares of common stock beneficially owned by that person, as well as the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name & Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class

Billy Wang, Director	10,193,440(3)	5.0%
Geoffrey Wei, Director	1,965,307(4)	1.0%
Victor Zhou, Chief Executive Officer	4,093,997(5)	2.0%
Wilson Li, Director	1,820,602(6)	*
Yungeng Hu, Chief Financial Officer	6,225,000(7)	3.0%
All Directors and Executive Officers as a Group (5 persons)	24,298,346(8)	11.8%
* Indicates ownership of less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owner listed above is c/o The Hartcourt Companies, Inc., Room 706, Silver Tower, No. 933, Zhongshanxi Road, Shanghai 200051, China.
(2)	Unless indicated in the notes, each shareholder has sole voting and dispositive power for all shares shown, subject to community property laws where applicable.
(3)
Shares beneficially owned by Billy Wang include (a) 193,440 shares of common stock held by Dr. Wang and (b) options to purchase 10,000,000 shares of our common stock, all of which are vested and currently exercisable.

(4)
Shares beneficially owned by Geoffrey Wei include (a) 865,307 shares of common stock held by Mr. Wei and (b) an option to purchase 1,100,000 shares of our common stock, all of which are vested and currently exercisable.

(5)
Shares beneficially owned by Victor Zhou include (a) 243,997 shares of common stock held by Mr. Zhou and (b) options to purchase 3,850,000 shares of our common stock, all of which are vested and currently exercisable.

(6)
Shares beneficially owned by Wilson Li include (a) 720,602 shares of common stock held by Mr. Li and (b) options to purchase 1,100,000 shares of our common stock, all of which are vested and currently exercisable.

(7)
Shares beneficially owned by Yungeng Hu include (a) 600,000 shares of common stock held by Mr. Hu and (b) options to purchase 5,625,000 shares of our common stock, all of which are vested and currently exercisable.

(8)	Shares beneficially owned by all Executive Officers and Directors as a group include the shares held by each and options granted as in above (3), (4), (5), (6), and (7).

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total return to shareholders on our common stock with the cumulative total return on the NASDAQ Stock Market Index-U.S. ("NASDAQ US Index") and Morgan Stanley High-Tech Index for the period commencing on December 31, 1999, and ending on December 27, 2006. The following graph assumes the investment of $100 in the Company's common stock and in the two other indices, and reinvestment of all dividends.

The comparisons shown in the graph below are based upon historical data. We consistently caution that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of our common stock

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings made by us under those statutes, the Compensation Committee Report and stock performance graph shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any of our future filings.

Compensation Discussion and Analysis

Overview of Compensation Program

This Compensation Discussion and Analysis section discusses the compensation programs and policies for our executive officers and the Compensation Committee’s role in the design and administration of these programs and policies and in making specific compensation decisions for our executive officers and key employees, including our “named executive officers,” which consist of Victor Zhou, our Chief Executive Officer, Yungeng Hu, our President and Chief Financial Officer.

The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee ensures that the total compensation paid to executive officers and other senior employees of the Company is reasonable and competitive.

Philosophy

Our executive compensation program is designed to motivate, reward, attract and retain the management deemed essential to our success.  The program seeks to align executive compensation with our corporate objectives, business strategy and financial performance.  In applying these principles, we seek to:

•	reward executives for long-term strategic management and the enhancement of stockholder value;

•	support an environment that rewards performance with respect to our goals, as well as our performance relative to industry peers;

•	integrate compensation programs with our short and long-term strategic plans;

•	attract and retain key executives critical to our long-term success; and

•	align the interests of executives with the long-term interests of stockholders through equity awards.

We use each element of compensation to satisfy one or more of these compensation objectives, and each element is an integral part of and supports our overall compensation objectives.  We strive to offer our executive officers compensation and benefits that are attractive and competitive in the marketplace for executive talent.

Administration

Our executive compensation program is administered by the Compensation Committee. The Compensation Committee is authorized to make recommendations concerning salaries and incentive compensation for our employees and consultants, establish and approve salaries and incentive compensation for our executive officers and administer our employee benefit and stock option plans.   The Compensation Committee reviews and approves the specific base salary and bonus compensation of our named executive officers.  Typically, the Chief Executive Officer and the Chief Financial Officer are requested to present to the Compensation Committee industry compensation data based on public filings as well as the calculations required to support achievement of goals established by the Compensation Committee.  These executive officers do not participate in the deliberation process of the Compensation Committee.  Our executive officers participate in the review and award process for other key employees who are not executive officers.

The Compensation Committee reviews compensation levels of the executive officers to confirm that compensation is in line with performance and industry practices. The executive compensation program is designed by the Committee to (i) enable the Company to attract, retain and motivate the most qualified talent who contribute to the long-term success of the Company; (ii) align compensation with business objectives and performance; and (iii) align incentives for executive officers with the interest of shareholders in maximizing shareholder value. The Committee emphasizes performance-based compensation that is competitive with the marketplace, and the importance of clearly communicating performance objectives.

Elements of Compensation

The Company’s compensation program includes both cash and equity-based elements. Because it is directly linked to the interest of our shareholders, equity-based compensation is emphasized in the design of the Company’s compensation programs.

Salary

The Compensation Committee sets a base salary range for each executive officer, including our Chief Executive Officer and our Chief Financial Officers and President, by reviewing the base salary for comparable positions of a broad peer group, including companies similar in size and business that compete with the Company in the recruitment and retention of senior personnel. Individual salaries for each executive officer are set based on experience, performance and contribution to the Company’s development of acquisitions related to the vocational/training business, as well as our financial performance. We do not currently have a cash bonus program, and no cash bonuses have been given to executive officers to date.

Equity-Based Compensation

Stock options are granted to executive officers when they first join the Company. In addition, restricted stock may be sold to certain executive officers when they first join the Company. Thereafter, options may be granted and restricted stock may be sold to each executive officer from time to time based on performance. No performance based restricted stock grants have been made to date. To enhance retention, options granted and restricted stock sold to an executive officer is subject to vesting restrictions that generally lapse over the period of the executive officer’s employment contract. The vesting schedule is generally two years, to coincide with the period of employment under the employment contract for the Chief Executive Officer and the Chief Financial Officer and President, with one quarter of the total shares subject to the grant vesting each six months. The amount of actual options granted depends on the individual’s level of responsibility and a review of stock option grants of positions at a broad peer group.  The 2005 Stock Option Plan imposes individual limitations on certain awards, in part to comply with Section 162(m). Under these limitations, no more than 15,000,000 shares of stock may be granted to an individual during any fiscal year pursuant to any awards granted under the 2005 plan.

The following table sets forth information concerning compensation for the fiscal year ended May 31, 2007 for our named executive officers, which includes disclosure related to our principal executive officer and our principal financial officer.

SUMMARY COMPENSATION TABLE

Name and principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$) (1)	Option Awards (US$) (2)	Non-equity Incentive Plan Compensation (US$)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (US$)	All Other Compensation (US$)	Total (US$)
Victor Zhou, CEO (3)	2007	137,500		3,625	225,350				362,850
Yungeng Hu, CFO and President (4)	2007	150,000			180,238				330,238

Explanatory Notes:
(1)
The amounts provided in this column represent the compensation cost calculated in accordance with FAS 123R with respect to stock awards granted in previous fiscal years and in the fiscal year ended May 31, 2007. The full grant date fair value of the stock awards granted to each officer in the fiscal year ended May 31, 2007, as computed in accordance with FAS 123R, is provided in the Grants of Plan-Based Awards table hereafter. For awards reported in this column, disregard the estimate of forfeitures related to service-based vesting conditions. Include a footnote describing all forfeitures during the year, and disclosing all assumptions made in the valuation. Disclose assumptions made in the valuation by reference to a discussion of those assumptions in the registrant's financial statements, footnotes to the financial statements, or discussion in the Management's Discussion and Analysis. The sections so referenced are deemed part of the disclosure provided pursuant to this Item.

(2)
The amounts provided in this column represent the compensation cost calculated in accordance with FAS 123R with respect to stock option awards granted in previous fiscal years and in the fiscal year ended May 31, 2007. The full grant date fair value of the stock option granted to each officer in the fiscal year ended May 31, 2007, as computed in accordance with FAS 123R, is provided in the Grants of Plan-Based Awards table hereafter. For awards reported in this column, disregard the estimate of forfeitures related to service-based vesting conditions. Include a footnote describing all forfeitures during the year, and disclosing all assumptions made in the valuation. Disclose assumptions made in the valuation by reference to a discussion of those assumptions in the registrant's financial statements, footnotes to the financial statements, or discussion in the Management's Discussion and Analysis. The sections so referenced are deemed part of the disclosure provided pursuant to this Item.

(3)
On June 1, 2006, the Board of Directors of the Company appointed Mr. Zhou to be the acting Chief Executive Officer with an annual base salary of US$100,000, payable in equal monthly installments of US$8,333. On September 1, 2006, the Board of Directors of the Company promoted Mr. Victor Zhou to be the Company’s Chief Executive Officer. The Company signed an employment contract with Mr. Zhou on September 1, 2006. The compensation provided for under Mr. Zhou’s employment contract includes an annual base salary of $150,000, payable in equal monthly installments of US$12,500.

(4)
On May 31, 2006, the Board of Directors of the Company appointed Mr. Hu to be the President and Chief Financial Officer, effective June 1, 2006. Mr. Hu’s employment contract was signed on June 1, 2006. The compensation provided for under Mr. Hu’s employment contract includes an annual base salary of $150,000, payable in equal monthly installments of US$12,500.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding plan-based awards granted during the fiscal year ended May 31, 2007 to each of our executive officers listed in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Victor Zhou, Acting CEO and CEO	2006-9-1								7,500,000(2)	0.05	225,350
	2006-7-5							84,681(1)			3,625

Mr. Yungeng Hu, CFO and President	2006-6-1								7,500,000 (3)	0.04	180,238

Explanatory Notes:

(1) On July 5, 2006, the Company issued 84,681 restricted shares Mr. Zhou of the Company’s common stock for his previous director service. Effective June 1, 2006 when he was appointed as the acting Chief Executive Officer, the Company stopped paying any fee for his director service.

(2) The Company granted Mr. Zhou an option to purchase the Company’s common stock with an exercise price of $0.05 based on the closing market price of the underlying common stock at the date of grant. The stock option vesting schedule is as follows: a) with respect to 7,500,000 shares subject to the option, 1,875,000 shares shall vest each six months during the two(2) years of the employment contract period; b) 2,000,000 stock options shall vest upon each successful new business acquisition of the Company; and c) 1,500,000 stock options shall vest upon each full profitable year.

(3) The Company granted Mr. Hu an option to purchase the Company’s common stock with an exercise price of $0.04 based on the closing market price of the underlying common stock at the date of grant. The stock option vesting schedule is as follows: a) with respect to 7,500,000 shares subject to the option, 1,875,000 shares shall vest each six months during the two (2) years of the employment contract period; b) 2,000,000 stock options shall vest upon each successful new business acquisition of the Company; and c) 1,500,000 stock options shall vest upon each full profitable year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information with respect to all unexercised options as of the fiscal year ended May 31, 2007 that have been previously awarded to the executive officers named above

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (3)	Number Of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Victor Zhou, CEO (1)	1,875,000	5,625,000		0.05	2012-2-29

Yungeng Hu, CFO and President (2)	1,875,000	5,625,000		0.04	2011-11-30

Explanatory Notes:

(1)
The Company granted Mr. Zhou an option to purchase the Company’s common stock with an exercise price of $0.05 based on the closing market price of the underlying common stock at the date of grant. The stock option vesting schedule is as follows: a) with respect to 7,500,000 shares subject to the option, 1,875,000 shares shall vest each six months during the two(2) years of the employment contract period; b) 2,000,000 stock options shall vest upon each successful new business acquisition of the Company; and c) 1,500,000 stock options shall vest upon each full profitable year.

(2)
The Company granted Mr. Hu an option to purchase the Company’s common stock with an exercise price of $0.04 based on the closing market price of the underlying common stock at the date of grant. The stock option vesting schedule is as follows: a) with respect to 7,500,000 shares subject to the option, 1,875,000 shares shall vest each six months during the two (2) years of the employment contract period; b) 2,000,000 stock options shall vest upon each successful new business acquisition of the Company; and c) 1,500,000 stock options shall vest upon each full profitable year.

(3)	The expiration date for this grant is contingent upon the vesting date. When the conditions have been met, and the shares vest, then the expiration date will be five years after the vesting date

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN-CONTROL

We have entered into Employment Agreements with each of our executive officers that contain severance and change of control arrangements.  The purpose of these Employment Agreements is to (i) ensure the continued dedication of the executive, notwithstanding the possibility, threat or occurrence of a change of control; (ii) diminish any distraction of the executive resulting from the uncertainties and risks created by a pending or threatened change of control; and (iii) provide the executive with compensation and benefits arrangements upon a change of control .  As discussed above, it is important that the terms of these Employment Agreements are competitive with the terms of similar agreements that are found in the market place based on our compensation packages to retain quality key employees. The benefits that each of our named executive officers will receive in the event of termination or upon a change of control are described below under “—Potential Payments upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

Each of our Named Executive Officers is eligible to receive certain payments and benefits if his employment is involuntarily terminated without cause, terminated due to disability or death, or terminated in connection with a change in control in accordance with the applicable terms of their respective employment agreements.

Severance and Change in Control Payments to the Executive Officers

If the executive officers' s employment is terminated due to his death or disability, we will continue to pay to them or their estate any Base Salary and/or bonuses earned but unpaid as of the termination date, accrued but unused vacation time as of the end of the month in which they die or the termination for disability occurs; and benefits that they are entitled to receive as of the date of their death under benefit plans of the Company, less standard withholdings for tax and social security purposes. If the employment is terminated as a result of a disability , we also shall provide to them as severance the payment of an amount equal to six months of their then Base Salary, less standard withholdings for tax and social security purposes, in a lump sum on the termination date.

The executive officers are entitled to severance under their employment agreement upon the occurrence of any of the following events (each referred to as a Termination Event):

(1)Termination by the Company without cause.  In general, cause means: (a) a material breach by the executive officers of the terms of this Employment Agreement; (b) any breach of fiduciary duty or act of theft, misappropriation, embezzlement, intentional fraud, falsification of any employment or Company records, or other violation of applicable law or regulation or similar conduct by you involving the Company or any of its affiliates; (c) the executive officer’s conviction or plea of nolo contendere or the equivalent involving a felony or a crime involving fraud or dishonesty; (d) any damage of a material nature to the business or property of the Company or any of its affiliates caused by their willful or grossly negligent conduct; (e) the willful failure or refusal by the executive officers to perform reasonable duties, responsibilities, or instructions from the Board; (f) engaging in abuse of alcohol, illegal drugs, or controlled substances in a manner that materially interferes with the performance of the duties; or (g) improper disclosure of the Company’s confidential or proprietary information. No act, or failure to act, by the executive officers shall be considered “willful” unless committed without a reasonable belief that the act or omission was in the Company’s best interest.

(2)Termination due to change of control. a Change of Control shall be deemed to occur upon the consummation of any one of the following events: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which the voting securities of the Company are exchanged for beneficial ownership of at least a majority of the voting securities of the acquiring corporation); (iii) a merger or consolidation in which the Company is the surviving corporation and less than 50% of the voting securities of the Company that are outstanding immediately after the consummation of such transaction are beneficially owned, directly or indirectly, by the persons who owned such voting securities immediately prior to such transaction; (iv) any transaction or series of related transactions after which any person (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), other than any employee benefit plan (or related trust) sponsored or maintained by the Company, becomes the beneficial owner of voting securities of the Company representing a majority of the combined voting power of all of the voting securities of the Company; or (v) the liquidation or dissolution of the Company.

Upon the occurrence of a termination event, the executive officers will be entitled to a lump sum cash payment equal to the sum of: all earned but unpaid Base Salary and/or bonuses, as of the termination date; accrued but unused vacation time; and benefits they are then entitled to receive under benefit plans of the Company, less standard withholdings for tax and social security purposes, as of the termination date. In the above event, we shall also provide to them as severance (1) the payment of an amount equal to two months of their then base salary, less standard withholdings for tax and social security purposes, in a lump sum on the termination date; (2) continuation of all benefits they are then entitled to receive under benefit plans of the Company for a period of six months; and (3) Acceleration of vesting of unvested stock effective upon such termination date (“Acceleration Date”). “Acceleration” means that all additional unvested shares from all outstanding option grants to the executive officers will vest immediately upon the Acceleration Date.

The executive officers may voluntarily terminate the employment with the Company at any time. If they voluntarily terminate the employment, they will receive payment for any earned and unpaid Base Salary and/or bonuses as of the date of such termination; accrued but unused vacation time; and benefits they are entitled to receive under benefit plans of the Company, less standard withholdings for tax and social security purposes, through the termination date.

Potential Payments Upon Termination or Upon a Change in Control

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause	Disability(1)	Termination upon a Change in Control
Victor Zhou Salary Stock award vesting acceleration(2)	US$25,000 US$112,500	US$75,000	US$25,000 US$112,500
Yungeng Hu Salary Stock award vesting acceleration(2)	US$25,000 US$168,750	US$75,000	US$25,000 US$168,750

(1)     Assumes termination event occurs on May 31, 2007 for payout calculation.

(2)     The value shown is based on the difference between the aggregate exercise price of all accelerated stock options and the aggregate market value of the underlying shares calculated based on the closing market price of our common stock on May 31, 2007, $0.07.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation of our directors for the fiscal year ended May 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Billy Y.N. Wang	50,000(1)	-	138,052(2)				188,052

Geoffrey Wei	-	23,500(3)	29,564(4)				53,064

Wilson W. S. Li	-	23,750(5)	29,564(6)				53,314

(1)
On July 4, 2006, the Board of Directors decided Mr. Wang should receive $50,000 as compensation for fiscal year 2007 for his position as Chairman of the Board.  However, due to the cash constraints of the Company, we have not yet paid him this amount.

(2)
5,000,000 stock options were granted to Mr. Wang on March 9, 2005 with an exercise price of US$0.09.  The stock options vested on Sept 28, 2005 and 2006, with 2,500,000 stock options vesting on each date.  5,000,000 stock options were granted to Mr. Wang on July 4, 2006 with an exercise price of US$0.05.  These stock options will vest on September 28, 2007.   The amount provided in this column represents the compensation cost with respect to the fiscal year ended May 31, 2007 as calculated in accordance with FAS 123R with respect to all option awards granted in previous fiscal years and in the fiscal year ended May 31, 2007. The full grant date fair value of the awards granted in the fiscal year ended May 31, 2007, as calculated in accordance with FAS 123R, is $138,052.

(3)
During the year ended May 31, 2007, the Company issued 374,918 shares of the Company’s common stock to Mr. Wei valued at US$23,500 for his director service. The amount provided in this column represents the compensation cost with respect to the fiscal year ended May 31, 2007 as calculated in accordance with FAS 123R.

(4)
100,000 stock options were granted to Mr. Wei on March 9, 2005 with an exercise price of US$0.09.  The stock options vested on March 9, 2006.  1,000,000 stock options were granted to Mr. Wei on August 23, 2006 with an exercise price of US$0.05.  The stock options vested on Aug 23, 2007.  The amount provided in this column represents the compensation cost with respect to the fiscal year ended May 31, 2007 as calculated in accordance with FAS 123R with respect to all option awards granted in previous fiscal years and in the fiscal year ended May 31, 2007. The full grant date fair value of the awards granted in the fiscal year ended May 31, 2007, as calculated in accordance with FAS 123R, is $29,564.

(5)
During the year ended May 31, 2007, the Company issued 373,271 shares of the Company’s common stock to Mr. Li valued at US$23,750 for his director service.  The amount provided in this column represents the compensation cost with respect to the fiscal year ended May 31, 2007 as calculated in accordance with FAS 123R.

(6)
100,000 stock options were granted to Mr. Li on March 9, 2005 with an exercise price of US$0.09.  The stock options vested on March 9, 2006.  1,000,000 stock options were granted to Mr. Li on August 23, 2006 with an exercise price of US$0.05.  The stock options vested Aug 23, 2007.  The amount provided in this column represents the compensation cost with respect to the fiscal year ended May 31, 2007 as calculated in accordance with FAS 123R with respect to all option awards granted in previous fiscal years and in the fiscal year ended May 31, 2007. The full grant date fair value of the awards granted in the fiscal year ended May 31, 2007, as calculated in accordance with FAS 123R, is $29,564.

Compensation Committee Interlocks and Insider Participation

In the year ended May 31, 2007, Billy Wang and Geoffrey Wei comprise our compensation committee, with Mr. Wang being the Chairman. Both are independent directors of the Company.

Compensation Committee Report

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in this Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934.  Based on the reviews and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Billy Y.N. Wang
Geoffrey Wei

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Bylaws, as amended, provide that the company’s Board of Directors shall consist of five directors. The nominees for election are Dr. Billy Y.N. Wang, Mr. Victor Zhou, Dr. Wilson Li, and Stephen Tang, with one director position remaining vacant at this time. If elected, each nominee will serve as a director until the Company’s Annual Meeting of Shareholders in 2010, or until he or she earlier resigns or is earlier removed. If the nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for a substitute nominee as the Board of Directors may designate.

If a quorum is present and voting, the nominees for directors receiving the highest number of votes will be elected. Broker non-votes will have no effect on the votes.

Director Name	Age	Position	Since
Billy Y.N Wang	43	Director	2002
Victor Zhou	38	Director	2004
Wilson W. S. Li	45	Director	2004
Stephen Tang	54	Director	2008

BILLY Y.N. WANG, age 43. Dr. Billy Y N Wang has been the Country Manager of NCH Corp China, a multi-national chemical company with more than three subsidiaries in China, since 1997. From 1994 to 1997, Dr. Wang was the President of Xibic Enterprises Ltd. and Senior Consultant at WCE, specializing in international business development and technology transfer. From 1991 to 1997, Dr. Wang served as the Advisor for the Office of International Trade of Washington D.C. Dr. Wang obtained his Masters and Doctorate degrees in Chemical Engineering from the University of Virginia, and Bachelors degree from the University of Massachusetts.

VICTOR ZHOU, age 38. Mr. Zhou has been the President of Fixed Assets Investment of Huatai Securities, one of the top ten securities firms in China, since November 2003. He has been with Huatai Securities since 1997 and served in other senior management positions with increasing responsibilities. Before joining Huatai Securities, Mr. Zhou was the General Manager with Jiangsu Securities from 1993 until 1997. Mr. Zhou has extensive experiences in securities trading, private equity investment, and asset management. Mr. Zhou received his Bachelors degree in Economics from Hunan University and EMBA degree from China Europe International Business School.

WILSON W.S. LI, age 45. Dr. Li has been the First Vice President of Shenzhen Capital Group, the largest Chinese investment holding Company, since August 1999. Prior to that, he served in Shenzhen Planning Bureau. Dr. Li has extensive experience in fund management, risk control, investment, and international business. Dr. Li received his Masters degree in Social Science from Zhongshan University, Ph.D. in Management Science from Xian Jiaotong University and Ph.D. in Public Administration & Government Policy from the Chinese Academy of Social Science.

STEPHEN TANG, age 54.  Mr. Tang is the Chairman of Mega Pacific Capital Inc., a financial service company based in Hong Kong.  He is also the Chief Operating Officer of Viasa Gem Fund Ltd Pty, a private equity located in Hong Kong.  Mr. Tang has over 30 years of experience in senior management of financial services companies.  He served as a director of Fintel (USA) Ltd., a financial data services company, from 1984 through 2004.  Mr. Tang has served as a director of three public companies:  Harcourt Companies Inc. (educational services), Elephant Talk Communications Inc. (telecommunications) and Sancon Resources Recovery Inc. (recycling).  Mr. Tang received his BBM in Business Management from Hong Kong Baptist University and his MBA from the Asian Institute of Management.  Mr. Tang is a resident of Hong Kong.

Compensation for Non-Employee Directors

Currently, our directors serve for a term of two years or until their earlier resignation or removal. In fiscal 2007, our independent directors were compensated US$12,000 each year and US$500 for attending each board meeting through the issuance of restricted shares of common stock at the average closing market price of the common shares valued each month.  Additionally, for each committee that a non-employee director serves on, we compensate our independent directors US$6,000 each year, through the issuance of restricted shares of common stock. On August 23, 2006, an additional 1,000,000 stock options were granted to each independent director with an exercise price of $0.05 per share and a 5 year maturity. The grant is under 2005 Stock Option Plan.

As of October 1, 2004, we compensated Dr. Wang, our Chairman of the Board, US$50,000 each year for service on our Board of Directors, pro rated on an annual basis. Additionally, as of March 8, 2005, the Board of Directors granted Dr. Wang an option to purchase 5,000,000 shares of our common stock at an exercise price of US$0.09 per share, of which 2,500,000 shares vested on September 28, 2005 and the remaining shares vested on September 28, 2006. On March 9, 2005, each non-employee director, excluding the Chairman of the Board, was granted 100,000 stock options at an exercise price of US$0.09.  The options granted to the non-employee directors vested on the one year anniversary of the date of grant.

On August 23, 2006, the Board passed a resolution that all the options granted or to be granted cease to be exercisable after 90 days of termination of continuing services by the option holder with the Company.

Mr. Zhou is our employee director. We do not pay any additional compensation to Mr. Zhou for his service on our Board or a committee of our Board.

Vote Required

Directors will be elected by a plurality of the votes cast at the meeting. This means that the five nominees receiving the highest number of votes will be elected as directors. Votes withheld for any nominee will not be counted. Assuming a quorum is present, abstentions and broker non-votes will have no effect on the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

PROPOSAL NO. 2

APPROVAL OF THE SALE OF THE COMPANY’S 51% EQUITY INTEREST IN SHANGHAI HUAQING

  In August 2006, the Company announced its intention to expand its business to include providing vocational/training and education services in the People’s Republic of China. On December 29, 2006, the Company entered into definitive agreement to purchase 100% of the equity interest in China Princely Education Technology Development Company Limited, an authorized accrediting organization for China vocational education located in Beijing, the People’s Republic of China.

  In light of these changes in strategic direction, the current sole IT-related business of the Company became incompatible with the change in focus. In order to release more financial resources for the Company to further its expansion into the vocational training/education market, the Company’s Board of Directors decided it was in the best interest of the Company and its shareholders to sell its 51% equity interest in Shanghai Huaqing Corporation Development Ltd (“Shanghai Huaqing”), a distributor of Samsung computer monitors and notebooks in Eastern China. Following that decision, a definitive agreement was entered with Li Zhengzheng, on the sale of the Company’s equity interest in Shanghai Huaqing.  Pursuant to the terms of the sales agreement, the net proceeds from the sale will be RMB4,000,000, which has all been received as of January 31, 2008. 997,550 shares of our common stock were also transferred back to the Company by Mr. Dai Peimin, who is a shareholder of Shanghai Huaqing.

Reasons for the Sale of the Samsung Distribution Business

Historically we have been a distributor of Samsung notebooks and monitors through Shanghai Huaqing Corporation Development Ltd., serving as a distributor in Samsung’s sales channel Our distribution business required a significant amount of working capital to finance the revenue growth, in terms of inventory and trade receivables. The nature of our business is such that it has been characterized by the high revenue but extremely low profits and margins.

The IT distribution and retail market is dynamic and highly competitive. We expect the competition in the IT markets to continue to intensify in the future.

After reviewing the Company’s current business condition, its competitive edge and opportunities in China, we decided to exit the IT business focus on the vocational/training education market in China to take advantage of the on-going demand of skilled workers and growing post-secondary age population.

Following the change in focus, we have been negotiating with several acquisition targets. However, both deals require partial cash consideration. In the future, we expect to continue to acquire existing vocational/training education business and become a proactive education provider in China by assembling strong faculty teams, incentive plans and strategic expansion programs. Based on current financial status, it would be impossible for the Company to implement its plans without additional funds. While the Company continues to look for outside financial resources, sale of our IT business is another way for the Company to generate cash to fund the growth of the Company’s vocational education business.

With the change in strategic direction, the Company will focus on the vocational/training education business in the future. The education business is quite different from the IT distribution business, in terms of business model, management, profit margin, market and competition, etc. Due to those differences, there would be less synergy, if any, to be realized if the Company were to manage both the IT and the vocational training businesses. As such, we believe that it is in our best interests for us to dispose of the IT distribution business and focus the Company’s currently limited resources on its vocational/training education business.

Sales and Purchase Agreement

On June 13, 2007, the Company entered into a definitive Sales and Purchase Agreement with Li Zhengzheng.

Pursuant to the definitive Sales and Purchase Agreement, Hartcourt will sell the 51% equity interest in Shanghai Huaqing Corporation Development Ltd.

The net proceeds from the sale will be Rmb4,000,000, which has all been received as of January 31, 2008. 997,550 shares of our common stock were also transferred back to the Company by Mr. Dai Peimin, who is a shareholder of Shanghai Huaqing.

Terms of the Sales and Purchase Agreement

On June 13, 2007, the Company announced that it had signed a definitive Sales and Purchase Agreement with Li Zhengzheng (the “Purchaser”) to sell the Company’s 51% equity interest in Shanghai Huaqing, the key distributor of Samsung computer monitors and notebooks in Eastern China.  Shanghai Huaqing is the Company’s sole IT-related business.

•
Because of the complex Chinese investment regulations governing foreign investment in retail and distribution businesses in China, Hartcourt uses Shanghai Jiumeng as the registered owner of a 51% equity interest in Shanghai Huaqing on behalf of Hartcourt. As of the date of the Sales and Purchase Agreement, Shanghai Jiumeng owned a 51% equity interest in Shanghai Huaqing. The Company has agreed to sell and the Purchaser has agreed to purchase the 51% equity interest in Shanghai Huaqing, which was owned by Shanghai Jiumeng on behalf of the Company (the “Sale Interests”)

•	The Consideration for the Sale Interests shall be RMB 4,000,000 cash net.

•
As an additional condition on the Consideration, both the Company and the Purchaser agree that Dai Peimin, one of the shareholders of Shanghai Huaqing, shall take the actions necessary to transfer the 997,550 shares of our common stock held by Mr. Peimin back to the Company.

Accounting Treatment

Due to the Company entering into the sale & purchase agreement to sell its IT distribution business, as of February 28, 2007, the Company has classified the IT distribution business as discontinued operation and assets pending for sale.

The Seller

The Hartcourt Companies, Inc. Hartcourt has historically been a distributor of internationally well known brand named IT hardware products and related software and services. The main products the Company distributed were Samsung brand notebooks and monitors. The Company also distributed audio and video conference products. In August 2006, the Company announced its intention to broaden its business lines by expanding into the vocational training/education market in China.

Since August 2006, we have expanded our vocational training/education business. We believe that it is in the best interest of the Company and its shareholders to sell our IT business to focus our resources on the vocational training/education business.

The principal executive office is located at c/o The Hartcourt Companies, Inc., Room 706, Silver Tower, No. 933, Zhongshanxi Road, Shanghai 200051, China. The telephone number is (86 21) 5111 3716.

The Buyer

Li Zhengzheng. Li Zhengzheng is a Chinese Citizen with PRC identity card no. of 310108511123403.

Regulatory Approvals

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the proposal. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as a vote against the Proposal. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved. Accordingly, they will have the same effect as a vote against the Proposal.

Dissenter’s Rights

Under Utah law, if you do not vote for the sale and you comply with the statutory requirements of the Utah Business Corporation Act, you may elect to receive the fair cash value of your shares of Common Stock. The fair value of your shares is defined in the Utah statutes as the value of the shares immediately before the consummation of the sale, excluding any appreciation or depreciation in anticipation of the sale.

To perfect your right to appraisal, you must

•	Give written notice to the Company of your intention to dissent from the proposed sale and receive payment for your shares before the shareholder vote on the sale is taken;

•	Not vote your common shares in favor of the proposal to approve the sale of the 51% equity interest in Shanghai Huaqing;

•	Deliver a written demand for payment of the fair value of your common shares following the special meeting; and

•	Otherwise comply with the statutory requirements of the Utah Business Corporation Act.

SELECTED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for the Company as of the dates and for the periods indicated.

	Year Ended	Period Ended	Year Ended
	May 31	May 31	December 31
	2006	2005	2004	2003		2002	2001
	Thousands of US Dollars, except per share amount
Statement of income Data
Net Revenue	42,090	19,678	74,563	131,699		1,137	10,621
Operating income (losses) from continuing operations	58	345	(3,883)	(92)		(3,934)	(7,779)
Income (losses) from continuing operations	331	287	(4,422)	(1,453	) )	(4,158)	(8,517)
Net income (loss)	(2,835)	123	(13,373)	(571	) )	(2,559)	(5,391)
Basic and diluted earnings (losses) per weighted average share	(0.01)	0.001	(0.076)	(0.004	) )	(0.032)	(0.078)

Balance Sheet Data
Cash and cash equivalents	401	1,370	1,745	3,792		80	282
Total assets	9,533	17,165	19,732	33,808		4,472	9,267
Net current assets	1,516	2,407	2,530	3,039		(2,155)	(3,890)
Net assets	2,866	5,489	4,672	14,909		909	5,481
Long-term debt	--	--	--	--		--	462

Common Stock Data
Shares of Common Stock (Year-End)	194,844	193,739	171,659	171,157		88,518	73,886
Shares of Common Stock (Average)	194,049	191,504	175,646	135,565		80,416	68,880
Dividends Paid per Share	--	--	--	--		--	--
Book Value Per Share (Year End)	0.015	0.03	0.03	0.09		0.01	0.07

We recorded net sales of $10.6 million for the year ended Dec 31, 2001. The net sales primarily consisted of sales of wireless pagers, rental of equipment and the related Internet and telephone services provided by FTL; real-time financial data services provided by Sinobull Financial Information; StreamingAsia providing web hosting and software development services in audio and video delivery or streaming solutions; and Elephant Talk providing comprehensive telecommunication services and broadband content.

Net sales for year ended Dec 31, 2002 is $1.13 million. Compared to net sales in 2001, the significant drop is mainly due to the fact that the Company disposed of Elephant Talk in 2002. The sales of Elephant Talk covered 72% of the Company’s total sales in 2001.

In year 2003, the Company changed its focus to IT distribution and retail sectors. Following the changes, the Company acquired four IT distribution and retail companies, which were Shanghai Huaqing, Shanghai GuoWei, Guangdong NewHuaSun and Wenzhou Zhongnan. The acquisition of these new IT business resulted in a significant increase in the net sales for the year ended Dec 31, 2003 compared to that of in 2002.

In year 2004, the Company decided to move into high-growth and high-margin IT sector, and therefore disposed of all low-margin IT distribution and retail business except Shanghai Huaqing, the Samsung monitors and notebooks distributor in eastern China. As a result, the net sales for year ended Dec 31, 2004 dropped to $74.6 million from $131.7 million in year 2003.

Net sales during the five months ended May 31, 2005 mainly represented revenues derived from the sale of Samsung monitors and notebooks in Shanghai and sales of multimedia products in China. The multi-media products sales were consolidated in the financial statements beginning March 1, 2005.

Net sales for the year ended May 31, 2006 mainly represented revenues from the sale of Samsung monitors and notebooks in Shanghai.

CONTACT INFORMATION

The principal executive offices are located at c/o The Hartcourt Companies, Inc., Room 706, Silver Tower, No. 933, Zhongshanxi Road, Shanghai 200051, China. The telephone number is (86 21) 5111 3716.

THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of May 31, 2007	As of May 31, 2006
ASSET

CURRENT ASSETS
Cash and cash equivalents	$15,458	123,117
Deposit and prepaid expenses	55,879	193,820
Assets pending for sales	1,828,593	3,315,773
TOTAL CURRENT ASSETS	1,899,930	3,632,710

PROPERTY & EQUIPMENT - NET	30,802	34,564
TOTAL ASSETS	$1,930,732	3,667,274

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$547,322	558,141
Due to directors	61,922	49,869
Other payables	374,093	292,325
TOTAL CURRENT LIABILITIES	983,337	900,335

SHAREHOLDERS' EQUITY
Preferred Stock:
Class A preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock:
$0.001 par value, 424,999,000 authorized, 199,579,473 issued, 199,530,745 outstanding	199,531	194,845
Additional paid in capital	71,090,059	70,402,436
Treasury stock	(48,728)	(48,728)
Other comprehensive loss	(45,651)	(72,240)
Accumulated deficit	(70,247,816)	(67,709,374)
TOTAL SHAREHOLDERS' EQUITY	947,395	2,766,939

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,930,732	3,667,274

 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Year Ended May 31,
	2007	2006

Revenue	$-	$-
Operating expenses:
Selling, general and administrative expenses	327,237	119,348
Depreciation and amortization	7,957	2,066
Total operating expenses	335,194	121,414

Loss from continuing operations before other income (expenses) and discontinued operations	(335,194)	(121,414)

Other income/(expense):
Interest expense	-	-
Interest income	98	2,151
Others	-	104,640
Total other income	98	106,791

Loss from continuing operations	(335,096)	(14,623)

Discontinued operations
Loss from operations of discontiunued entities	(1,048,625)	(1,485,831)
NET LOSS	(1,383,721)	(1,500,454)
Other comprehensive income/ (loss)	325	37,607
Comprehensive loss	(1,383,396)	(1,462,847)
BASIC AND DILUTED LOSS PER COMMON SHARE
Loss per share	$(0.01)	$(0.01)
Weighted average basic & diluted shares outstanding	199,262,100	194,044,012

THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	For the Year Ended May 31
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss from continuing operations	$(1,051,261)	$(285,529)

Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Loss on disposal of assets	-	6,030
Depreciation	19,912	7,957
Stock options granted for services	383,403	-
Stock issued for services and compensations	56,535	30,934
Changes in operating assets and liabilities:
Prepaid expenses and other receivables	(295)	(279,426)
Accounts payable	(10,813)	(272,048)
Accrued expenses and other current liabilities	63,851	(107,096)
Other Current assets	137,385	-
NET CASH USED IN OPERATING ACTIVITIES	(401,283)	(899,178)

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of property and equipment	(16,383)	(21,574)
Cash included in assets pending for sale	(277,555)	-
Proceeds on notes receivable, net	-	483,793
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	$(293,938)	$462,219

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on sale of common stock	252,372	-
Proceeds from related parties	12,457	284,039
NET CASH PROVIDED BY FINANCING ACTIVITIES	264,829	284,039
EFFECT OF EXCHANGE RATE ON CASH	45,178	(111,188)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(385,214)	41,732
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	400,672	598,841
CASH AND CASH EQUIVALENTS - END OF PERIOD	15,458	487,653
Cash paid for interest	-	88,438
Cash paid for income taxes, net of refund received	-	85,395

Note: On June 13 2007, the Company entered into a definitive sales & purchase agreement with Li Zhengzheng to sell its 51% equity interest in Shanghai Huaqing Corporation Development Ltd., The net proceeds from the sale will be RMB4,000,000 payable in cash . 997,550 shares of Hartcourt common stock under the share certificate no. 8521 will be returned to the company. As of June 13, 2007, the Company has classified the IT distribution business as discontinued operation.

Vote Required

Approval of this Proposal 2 will require the affirmative vote of the holders of a majority of all the votes entitled to be cast for the Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business, which the Board of Directors intends to present or knows that others will present, is as set forth above. If any other matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

The Company files reports, proxy statements and other information with the SEC under the Exchange Act. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

THIS PROXY STATEMENT IS DATED MARCH 19, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS PROXY STATEMENT TO THE COMPANY SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Proxy Card
THE HARTCOURT COMPANIES, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
APRIL 19, 2008 AT 10:00 A.M. China Standard time.
At our office Room 706, Silver Tower, No.933, Zhongshanxi Road, Shanghai, China

The undersigned hereby appoints Dr. Billy Wang, Victor Zhou , and each of them, as proxies for the undersigned, each with full power of substitution, to represent the undersigned and to vote all shares of common stock of The Hartcourt Companies, Inc. (the “Company”) that the undersigned is entitled to vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any matters that may properly come before the Company’s Annual Meeting of Shareholders to be held on April 19, 2008, and at any and all adjournments thereof, as set forth under the heading “Transaction of Other Business” in the accompanying proxy statement.

IF YOU PLAN TO ATTEND THE MEETING AND YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR OTHER NOMINEE, PLEASE BRING A STATEMENT OR LETTER FROM THE BROKER OR NOMINEE CONFIRMING YOUR OWNERSHIP OF SHARES. PLEASE MARK YOUR VOTE LIKE THIS. [X]

1.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

ELECTION OF FOUR DIRECTORS.

01-BILLY WANG	02-VICTOR ZHOU
03-WILSON LI	04- STEPHEN TANG

 ☐ FOR ALL   ☐  WITHHOLD ALL

 ☐

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE THE NAME OF THE NOMINEE(S) ON THE LINE ABOVE

2.	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

TO SELL 51% EQUITY INTEREST IN SHANGHAI HUAQING.

☐           FOR                                ☐           AGAINST                      ☐           ABSTAIN

3.	TRANSACT ANY OTHER BUSINESS THAT IS PROPERLY PRESENTED AT THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE MEETING. ALLOW WITHHOLD AUTHORITY TO VOTE ON ANY MATTER BROUGHT BEFORE THE MEETING

I PLAN TO ATTEND HARTCOURT’S 2007 ANNUAL MEETING OF SHAREHOLDERS. Y N

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED THEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL AND IN THE DISCRETION OF THE PROXIES NAMED HEREIN .

Dated: ________________________, 2008

____________________________

Signature

____________________________

Signature (Joint Owner)

NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a shareholder should give their full title. Please date the proxy.

Appendix A
The Hartcourt Companies, Inc.
Agreement of sale and purchase of 51% equity interest in Shanghai Huaqing

Dated the 13th day of June 2007

Hartcourt Capital, Inc.
Shanghai Jiumeng Information Technology Co., Ltd

and

LI ZHENGZHENG

AGREEMENT FOR SALE AND PURCHASE OF

51% INTEREST IN THE REGISTERED CAPITAL OF

SHANGHAI HUAQING CORPORATION DEVELOPMENT CO., LTD

THIS AGREEMENT is entered into on the 13th day of June 2007 in Shanghai.

BETWEEN:
(1)	Hartcourt Capital, Inc., &
Shanghai Jiumeng Information Technology Co., Ltd (together the “Vendors”); and

(2)	Li Zhengzheng, (the “Purchaser”).

WHEREAS:

1.	HARTCOURT CAPITAL, INC. (hereinafter “Hartcourt”) is a company incorporated in the British Virgin Islands and validly existing;

Shanghai Jiumeng Information Technology Co., Ltd (hereinafter “Shanghai Jiumeng”) is a limited liability company duly incorporated in Shanghai China with business license no. of 3101062014453 and validly existing as of the date of this Agreement.

Li Zhengzheng, is Chinese Citizen with PRC identity card no. of 310108511123403.

2.
Shanghai Huaqing Corporation Development Co., Ltd (hereinafter “Shanghai Huaqing”) is a limited liability company duly incorporated in Shanghai China and validly existing. As at the date of this Agreement, Shanghai Huaqing has a registered capital of RMB 20,000,000, among which 7.35% equity interest was held by Li Zhengzheng, 7.35% by Zhu Jianping, 7.35% by Zhang Hui, 7.35% by Sang Yi, 3% by Dai Peimin, 3% by Luo Meifang, 51% by Shanghai Jiumeng and the remaining 13.6% by Shanghai Chengqing Electronic Development Co., Ltd (hereinafter “Shanghai Chengqing”).

3.
In respect that the complex Chinese investment regulations of foreign investment in China retail and distribution industry, Hartcourt therefore uses Shanghai Jiumeng as the registered owner of a 51% equity interest in Shanghai Huaqing on behalf of Hartcourt. As at the date of this Agreement, Shanghai Jiumeng owns 51% equity interest in Shanghai Huaqing.

4.
The Vendors have agreed to sell and the Purchaser has agreed to purchase the 51% equity interest in Shanghai Huaqing which was legally owned by Shanghai Jiumeng on behalf of Hartcourt. (the “Sale Interests”)

5.
All the other shareholders of Shanghai Huaqing, incl. Zhu Jianping, Zhang Hui, Sang Yi, Dai Peimin, Luo Meifang and Shanghai Chengqing, have unanimously agreed the sale and purchase of the Sale Interests and abnegate their preemption over the Sale Interests.

THEREFORE, IT IS HEREBY AGREED BY THE VENDORS AND THE PURCHASER AS FOLLOWS:

1.	VENDORS’ REPRESENTATION AND WARRANTS

1.1
Hartcourt shall be the actual beneficial owner of the 51% Sale Interests in Shanghai Huaqing, but due to the complicated Chinese investment regulations of foreign investment in China retail and distribution industry, Hartcourt therefore uses Shanghai Jiumeng to be the registered owner of the 51% Sale Interests in Shanghai Huaqing on behalf of itself.

1.2	Shanghai Jiumeng agrees that its 51% Sale Interests in Shanghai Huaqing is in fact beneficially owned by Hartcourt.

1.3
The action taken by either Hartcourt or Shanghai Jiumeng, or both, shall be regarded as the co-action of Hartcourt and Shanghai Jiumeng. Hartcourt and Shanghai Jiumeng shall not deny the force effect of the action of either party.

1.4
Hartcourt and Shanghai Jiumeng assure that no third-party interest has been put against the 51% Sale Interests in Shanghai Huaqing such as pledge, lien, or sequestration by juridical authority, etc. which will affect the fact of the true, integrity, credibility of the Sale Interests.

1.5
Hartcourt and Shanghai Jiumeng have the full capability to conduct the sale of the Sale Interests in Shanghai Huaqing which was owned by Shanghai Jiumeng on behalf of Hartcourt. The shareholders of Hartcourt and Shanghai Jiumeng have unanimously agreed and resolved the resolution on the sale and purchase of the Sale Interests in Shanghai Huaqing.

2.	PURCHASER’S REPRESENTATION AND WARRANTS

  The Purchaser fully understands the fact that the 51% Sale Interests in Shanghai Huaqing was owned by Shanghai Jiumeng on behalf of Hartcourt. The Purchaser has acknowledged that Hartcourt had fully paid the Consideration of the 51% Sale Interests at acquisition to Shanghai Huaqing.

  The Purchaser has the full capability to execute the Agreement and purchase the 51% Sale Interests in Shanghai Huaqing which was owned by Shanghai Jiumeng on behalf of Hartcourt.

3	EXECUTION DATE

The Vendors and the Purchaser have affirmed that the execution date of the Agreement is the date of duly signing this Agreement by both parties. In the event of different signing date by each party, the latest signing date applies.

4	CONSIDERATION

The Consideration for the sale and purchase of the 51% Sale Interests in Shanghai Huaqing shall be RMB 4,000,000 cash net.

4.2	The Purchaser agrees to purchase the 51% Sale Interests in Shanghai Huaqing at the Consideration of RMB 4,000,000 cash net.

4.3
As an additional condition on the Consideration, both the Vendors and the Purchaser agree that Dai Peimin, one of the shareholders of Shanghai Huaqing, shall endorse the 997,550 shares of Hartcourt common stock under the share certificate no. 8521 to the entity or individual designated by Hartcourt free of charge.

5	RIGHTS AND OBLIGATIONS OF SHAREHOLDERS

5.1	All the rights and obligations of shareholders attached to the 51% Sale Interests in Shanghai Huaqing shall be transferred to the Purchaser since the execution date of this Agreement.

5.2	All the rights and liabilities of Shanghai Huaqing shall be assumed by Shanghai Huaqing after the Purchaser executes this Agreement since the execution date.

5.3	All the assets of Shanghai Huaqing will be taken by Shanghai Huaqing after the Purchaser executes this Agreement since the execution date.

6	PAYMENT OF CONSIDERATION

Per the requirements of Hartcourt and confirmed by Shanghai Jiumeng, the Purchaser will credit the Consideration to the Vendors satisfied as details hereunder:

6.1	First installment: Within 3 days upon signing the Agreement, the Purchaser shall entrust Shanghai Huaqing to credit RMB 1,000,000 cash to Hartcourt or Shanghai Jiumeng.

6.2
Second installment: Within 2 months upon finishing the registration of ownership change and obtaining new business license of Shanghai Huaqing, the Purchaser shall entrust Shanghai Huaqing to credit RMB 1,000,000 cash to Hartcourt or Shanghai Jiumeng.

6.3	Last installment: By the end of January 2008, and upon the item 6.2 is full satisfied, the Purchaser shall entrust Shanghai Huaqing to credit RMB 2,000,000 cash to Hartcourt or Shanghai Jiumeng.

6.4
The Purchaser shall request Dai Peimin, one of the shareholders of Shanghai Huaqing, to endorse 997,550 shares of Hartcourt common stock under the share certificate no. 8521 to the entity or individual designated by Hartcourt. Hartcourt affirms that the aforesaid share certificate has been returned to Hartcourt before executing this Agreement.

6.5
Unless otherwise defines, the Purchaser will not need to pay Hartcourt or Shanghai Jiumeng any other fees, shares or other securities whatsoever except the abovementioned 997,550 shares of Hartcourt common stock for the purchase of the Sale Interests.

7	REGISTRATION OF OWNERSHIP CHANGE OF SHANGHAI HUAQING

Upon executing this Agreement, the Purchaser shall be fully responsible for applying for the ownership change of Shanghai Huaqing with local Industrial & Commercial Administration Bureau, incl. the amendment of Article of Association, the Board and other related registration formality; if needed, Hartcourt and Shanghai Jiumeng shall work with Shanghai Huaqing for the registration; All the fees occurred in the registration shall be borne by the Purchaser and Shanghai Huaqing in this regard.

The Vendors and the Purchaser agree that whether the aforesaid registration formality is completed will not affect the effectiveness and enforcement of this Agreement.

8	TRANSFER OF EQUITY INTEREST IN SHANGHAI TIANQIAN INFORMATION TECHNOLOGY CO., LTD (HEREINAFTER “SHANGHAI TIANQIAN”)

8.1
Upon executing the Agreement, Hartcourt and Shanghai Jiumeng shall cooperate with Shanghai Tianqian to request Yan Hong, one of the shareholders of Shanghai Tianqian, to sell his 51% equity interest in Shanghai Tianqian to the Purchaser with no Consideration, while the Purchaser agrees to purchase the 51% equity interest in Shanghai Tianqian from Yan Hong with no Consideration.

8.2	Hartcourt, Shanghai Jiumeng together with Yan Hong affirm that the sale and purchase of the 51% equity interest in Shanghai Tianqian is unconditional and with no Consideration.

8.3
Hartcourt and Shanghai Jiumeng affirm, in the meanwhile assure that Yan Hong will cooperate to apply for the registration of ownership change of Shanghai Tianqian in relation to the sale and purchase of 51% equity interest in Shanghai Tianqian at local Industrial and Commercial Administration Bureau.

9	BREACH OF AGREEMENT

9.1
In the event that the Purchaser fails to fulfill his obligations and delay the payment of Consideration to the account designated by Hartcourt, 1‰ of the due amount per day penalty shall be imposed till the payoff date. Afterwards, the Agreement shall continuously be executed.

9.2	In the event that the Vendors breach or fail to fulfill their obligations specified under Clauses 7 and 8, the payment of Consideration will be postponed accordingly.

9.3
Except covenanted in this Agreement, any party when fails to fulfill its obligations specified in this Agreement which causes the economic loss to the other party, shall assume the liabilities of breach and indemnify the other party against all the losses.

10	EFFECTIVENESS

10.1
Before execution of this Agreement, any contract, agreement, or other written or oral agreements between Hartcourt or Shanghai Jiumeng and Shanghai Huaqing, other shareholders or one of the shareholders of Shanghai Huaqing except for Hartcourt and Shanghai Jiumeng, or any affiliates of Shanghai Huaqing, including but not limit to Shanghai Huaqing Economic Development Co., Ltd, Shanghai Chengqing, Shanghai Tianqian, etc.; or any oral or written commitment made to Hartcourt or Shanghai Jiumeng will terminate and be of no effect.

10.2	This Agreement will be effective immediately upon duly signed by the Vendors and the Purchaser.

10.3
Any amendments or revision to this Agreement will be of no effect unless it is in writing and duly signed by the Vendors and the Purchaser with clearly specifying the amendments, deletion, or addition in relation to certain Clauses of this Agreement.

10.4
All the documents for the registration of ownership change in relation to the sale and purchase of the Sale Interests, including but not limit to the sale and purchase agreement, amendments of Article of Association, board resolution, etc., except otherwise specified in this Agreement about the effectiveness, in the event that the context conflicts with this Agreement, the covenant in this Agreement overrules.

10.5	The sale and purchase of the Sale Interests is subject to the shareholders’ approval of The Hartcourt Companies, Inc. if required by applicable law.

11	DISPUTE SETTLEMENT

Any dispute, controversy or claim arising out of or relating to this Agreement, shall be settled by negotiation and discussion between both parties in good faith. In the event that the dispute, controversy or claim cannot be solved through negotiation and discussion, it shall be submitted and settled by the jurisdiction of People’s Court in which Shanghai Huaqing locates.

12	MISCELLANEOUS This Agreement will be in four original copies, one copy each with Hartcourt, Shanghai Jiumeng, Li Zhengzheng and Shanghai Huaqing. Each copy shall be deemed as equally authentic.

IN WITNESS whereof this Agreement has been duly executed by all parties hereto the day and year first above written.

SIGNED by
For and on behalf of
HARTCOURT CAPITAL, INC.

SIGNED by
For and on behalf of
SHANGHAI JIUMENG INFORMATION TECHNOLOGY CO., LTD.

SIGNED by
LI ZHENGZHENG